Exhibit 23(a)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-88620) and related Prospectus of EDO Corporation for the registration of $137,800,000 5.25% convertible subordinated notes due 2007 and 4,408,190 shares of its common stock and to the incorporation by reference therein of our reports dated February 15, 2002, with respect to the consolidated financial statements of EDO Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2001 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

New York, New York
July 2, 2002